Exhibit 99.2

March 22, 2012

To:	Vipshop Holdings Limited
No. 20 Huahai Street
Fang Village Liwan District
Guangzhou 510370, PRC

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to Vipshop Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of American depositary shares (“Offered ADSs”), each ADSs representing certain number of ordinary shares of the Company (the “Ordinary Shares”), by the Company named in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Offered ADSs on the New York Stock Exchange. We have been requested to give this opinion on the PRC Companies (as defined below).

A.	Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

(i)	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)	Each of the parties to the Documents, other than the PRC Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation;

(iii)	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(iv)	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Government Agency”	means any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC.

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“PRC Laws”	means any and all laws, regulations (including notices as regulations applicable to the PRC Companies), statutes, rules, decrees, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Companies”	means the PRC Wholly Owned Subsidiary, the Variable Interest Entity, Vipshop Jianyang and Vipshop Kunshan.

“PRC Individuals”	means the following persons, each of which is a PRC resident, Ya Shen (PRC ID No.: ) Xiaobo Hong (PRC ID No.: ) Yu Xu (PRC ID No.: ) Bin Wu (PRC ID No.: ) Xing Peng (PRC ID No.: )

“PRC Wholly Owned Subsidiary”	means Vipshop (China) Co., Ltd. (唯品会（中国）有限公司), a company incorporated under the PRC Laws.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Variable Interest Entity”	means Guangzhou Vipshop Information Technology Co., Ltd (广州唯品会信息科技有限公司), a company incorporated under the PRC Laws.

Vipshop Jianyang	means Vipshop (Jianyang) E-commerce Co., Ltd. (唯品会（简阳）电子商务有限公司), a company incorporated under the PRC Laws.

Vipshop Kunshan	means Vipshop (Kunshan) E-commerce Co., Ltd. (唯品会（昆山）电子商务有限公司), a company incorporated under the PRC Laws.

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(i)	Each of the PRC Companies has necessary corporate power and authority to conduct its business as described in its business scope under its business license. The business license of each of the PRC Companies is in full force and effect. Each of the PRC Companies can sue and be sued in its own name; none of PRC Companies or any of their respective assets, is entitled to any immunity, on the grounds of sovereignty, from any action, suit or other legal proceedings; or from enforcement, execution or attachment.

(ii)	The description of the corporate structure of the PRC Companies and the Control Agreements (as defined below) set forth in “Corporate History and Structure” and “Related Party Transactions—Contractual Arrangements” sections of the Prospectus are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. The ownership structures of the PRC Companies comply with the PRC Laws. The corporate structure of the Company (including the shareholding structure of each of the PRC Companies) as described in the Prospectus does not and will not immediately after the offering and the sale of the Offered Securities, violate, breach, contravene or circumvent or otherwise conflict with any applicable PRC Laws. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

(iii)	Schedule 1 hereto sets forth a true, complete and correct list of all the current contractual arrangements and agreements (the “Control Agreements”) among the PRC Wholly Owned Subsidiary, the Variable Interest Entity and the shareholders of the Variable Interest Entity. Each of the Control Agreements has been duly authorized, executed and delivered by the PRC Companies and PRC Individuals who are parties thereto, and all required Government Authorizations in respect of the Control Agreements to ensure the legality and enforceability in evidence of each of the Control Agreements in the PRC have been duly obtained and is legal, valid and enforceable and each such PRC Company has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each such PRC Company or PRC Individual has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such Control Agreements; each of the Control Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any requirements of the PRC Laws. No further Governmental Authorizations are required under the PRC Laws in connection with the Control Agreements or the performance of the terms thereof, provided, however, any exercise by the PRC Wholly Owned Subsidiary of its rights under the relevant Exclusive Option Agreements will be subject to: (a) the approval of and/or registration with the Governmental Agencies for the resulting equity transfer; and (b) the exercise price for the resulting equity transfer complying with the PRC Laws. The execution, delivery and performance of each of the Control Agreements by the parties thereto, and the consummation of the transactions contemplated thereunder, do not and will not (A) result in any violation of the business license, articles of association, other constituent documents (if any) or Government Authorizations of any of the PRC Companies; (B) result in any violation of, or penalty under, any PRC Laws; or (C) to the best of our knowledge after due and reasonable inquiry, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which any of the PRC Companies is a party or by which any of them is bound or to which any of their properties or assets is subject. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

(iv)	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006. The M&A Rule purports, among other things, to require offshore special purpose vehicles (“SPVs”) formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, because (1) the Company established the PRC Wholly Owned Subsidiary as a foreign-invested enterprise by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rule, and (2) no provision in the M&A Rules classifies the contractual arrangements under the Control Agreements as a type of acquisition transaction falling under the M&A Rule, neither CSRC approval nor any other Governmental Authorization is required in the context of the Offering. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.	Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

v.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

vi.	This opinion is intended to be used in the context which is specifically referred to herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

SCHEDULE 1

List of Control Agreements

Amended and Restated Exclusive Business Cooperation Agreement entered into by and between the PRC Wholly Owned Subsidiary and the Variable Interest Entity on October 8, 2011;

Amended and Restated Exclusive Option Agreement entered into by and among the PRC Wholly Owned Subsidiary, the Variable Interest Entity and its shareholders on October 8, 2011;

Amended and Restated Equity Interest Pledge Agreement entered into by and among the PRC Wholly Owned Subsidiary, the Variable Interest Entity and the PRC Individuals on October 8, 2011;

Power of Attorney entered into by and between the PRC Wholly Owned Subsidiary and each of the PRC Individuals on January 20, 2011; and

Exclusive Purchase Framework Agreement entered into by and between the PRC Wholly Owned Subsidiary and the Variable Interest Entity on August 31, 2011.